Exhibit 10.1

September 16, 2026

John Landry

10 Days Landing

Biddeford, ME 04005

Dear John,

On behalf of CVRx, Inc. (“CVRx” or the “Company”), I am pleased to offer you employment with CVRx. Subject to fulfillment of the conditions of employment mentioned in this letter, your estimated hire date will be October 12, 2026, pending successful completion of enclosed policy acknowledgements and pre-employment screening described below.

Commencing the day following the Company’s filing of its Form 10-Q for the quarter ending September 30, 2026, you will transition to the full-time role of Chief Financial Officer reporting to Kevin Hykes, Chief Executive Officer, and serving as an “executive officer” of the Company. This filing is expected to occur in early November 2026. In your capacity as Chief Financial Officer, you will serve as the Company’s principal financial officer and an officer for purposes of Section 16 of the Securities Exchange Act of 1934, and you will also serve as the Company’s principal accounting officer, treasurer and such other positions as the Company may reasonably request from time to time. During your employment prior to becoming Chief Financial Officer, you will serve as CFO Designate.

You will be paid an initial annual base salary of $500,000 per year, to be paid semi-monthly, in two equal installments per month. All compensation will be paid net of all applicable Federal and state income tax withholding requirements and in accordance with the Company’s current payroll policies. Upon termination of your employment, you will forfeit all compensation not yet earned as of the date of your termination.

In addition to your base salary, you will be eligible to participate in the Company's annual Corporate Bonus Plan (CBP) with an initial target potential of 50% of your base salary, which shall be prorated during your initial year of employment based on your hire date. Plan payouts are expected to be made to qualifying employees on a lump sum basis (less applicable taxes and withholdings) on or before March 15th following the applicable CBP year. You must be an active employee at the date of CBP payout to be eligible to receive a bonus.

As a full-time employee, you will be eligible to participate in the Company’s comprehensive employee benefit program starting the 1st of the month following your start date. Currently offered benefits include medical, dental, vision, prepaid legal and identity theft insurance, life insurance, short-term disability, and long-term disability. Other benefits include the CVRx retirement plan, our Flex PTO plan, and 12 Company paid holidays per year (see benefits link for more information).

9201 West Broadway Ave., #650 Minneapolis, MN 55455	T 763-416-2840	W CVRx.com

Your employment will be based at your home in Maine. When working in Maine, you will perform your duties from your residence, subject to travel to the Company's offices and other locations as reasonably necessary to fulfill your duties and responsibilities. When you travel to the Company’s offices or other locations on Company business, the Company will reimburse you for all reasonable and documented travel expenses you incur in connection with travel between your residence and the Company's headquarters or required locations, including without limitation airfare, ground transportation, lodging, and meals, in accordance with the Company's expense reimbursement policies as in effect from time to time, and subject to your submission of reasonable documentation substantiating such expenses. If the Company determines you are unable to satisfactorily perform your job responsibilities remotely, the Company may require substantially full-time presence in the Company’s office, which shall not constitute the Company requiring you to relocate your primary residence.

You will also be eligible to receive a one-time cash payment based on a reasonable estimate of your forfeited annual cash incentive that you would have received from your current employer for fiscal 2026, based on actual results under the incentive program and pro-rated for your period of employment with your current employer during fiscal 2026 (less applicable taxes and withholdings), conditioned on you remaining employed by the Company for at least one year following your start date. This payment will be advanced to you within 30 days following you providing confirmation to the Company of the percentage of target that was earned by similarly situated executives at your current employer. If your employment ends prior to the one-year anniversary of your start date, you acknowledge and agree you are not eligible to retain this cash payment and will be required to repay the amount advanced to you. In this circumstance, you hereby authorize the Company to deduct any portion of the cash payment advanced to you from your final paycheck(s) to the fullest extent permitted under applicable law.

The Compensation Committee has approved the grant to you of equity incentive awards in the form of a stock option to purchase shares of the Company’s common stock (the “Stock Option”) and a restricted stock unit grant for shares of the Company’s common stock (the “RSU”), which together will represent 0.80% of the basic total common shares outstanding as of the date your employment commences, applying a 1.5:1 multiple for Stock Options versus RSUs. The vesting start date will be the date your employment commences. The grant date will be the date your employment commences unless the trading window under the Company’s insider trading policy is closed on such date (which is expected to be the case), in which case the grant date will be the first day on which the trading window opens thereafter, and the exercise price of your Stock Option will be the closing price of CVRx’s stock on the grant date. The Stock Option and RSU awards will be granted under Nasdaq’s inducement grant exemption, and will be subject to the same terms and conditions set forth in the Company’s equity incentive plan and your Stock Option and RSU award agreements.

Following acceptance of this offer and throughout your employment with CVRx, you must comply with all reasonable Company rules and policies, which you must acknowledge through the enclosed policy acknowledgments in connection with the commencement of your employment. You will be entitled to prompt reimbursement for approved business expenses incurred by you in the discharge of your job responsibilities, pursuant to the Company’s standard policy. You should note that the Company may modify its employment policies, salaries, and/or benefits from time to time as it deems necessary.

9201 West Broadway Ave., #650 Minneapolis, MN 55455	T 763-416-2840	W CVRx.com

As a condition of employment with the Company, you will be expected to complete the following on or prior to your first day of employment:

•	Complete, sign, and comply with the EMPLOYEE PROPRIETARY INFORMATION, NON-COMPETITION & INVENTIONS ASSIGNMENT AGREEMENT (linked in offer email).

•	Complete and successfully pass any background check as requested or required for your position.

•	Complete and successfully pass any additional pre-employment screening as requested for your position, including but not limited to, providing information for reference checks and completing (and the Company obtaining satisfactory results of) drug screens.

•	For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States on or before your first day of employment.

This offer is contingent upon the completion of the above policy acknowledgements and passing required pre-employment screening before commencing employment with CVRx. Your start date may be delayed if any of the above requirements are not completed in time for you to start on the estimated start date stated in this offer letter.

Certain roles within CVRx require credentialing by healthcare facilities in which employees will be working. Those healthcare facilities set requirements for our representatives themselves, generally based on standards and recommendations by the Centers for Disease Control and other government agencies. Therefore, CVRx has implemented various policies and practices (the “Policies”), including the CVRx COVID-19 Vaccination Policy, which among other things, may require certain of our employees to receive vaccinations, including the COVID-19 vaccine, to obtain their credentialing to perform their function. Any employee who is unable to perform their job responsibilities because of their vaccination status, including because they are unable to obtain credentials for certain healthcare facilities, may be terminated, subject to any requirements of applicable law.

CVRx reserves the right to modify the Policies at any time in its sole discretion to adapt to changing circumstances and business needs, consistent with its commitment to maintaining a safe and healthy workplace. If an employee is later required to be vaccinated by the Policies or other practice, the employee must comply with the updated vaccine requirements or apply for and obtain an accommodation in accordance with the Policies.

You represent and warrant that you are not contractually prohibited from becoming employed with CVRx, and the performance of any duties for CVRx will not breach or conflict with any non-competition, confidentiality, or other obligations you have with previous employer(s). You further represent and warrant that you will not make use of or disclose any confidential or proprietary information, trade secrets, ideas, or materials from others during your employment with CVRx. You also agree that you will comply with all other obligations to your former employer(s) and will notify the Company if any proposed activities by you on behalf of the Company will conflict with such obligations.

Your employment with the Company is at-will. As an employee you may terminate employment at any time and for any reason whatsoever upon notice to the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause and with or without notice. You may be eligible for certain benefits upon termination of your employment through an individual agreement or policy of the Company. A copy of the Severance Agreement applicable to your employment is provided with this letter.

9201 West Broadway Ave., #650 Minneapolis, MN 55455	T 763-416-2840	W CVRx.com

This letter and the documents referenced herein set forth our entire agreement and understanding regarding your employment and supersede any and all other agreements, either oral or in writing, between the Company and you. No term of this offer, including, without limitation, the “at will” employment provisions set forth above, may be amended or modified unless it is set forth in writing and signed by an officer of the Company.

CVRx looks forward to your favorable reply and to a productive and exciting work relationship. Please confirm your acceptance of this employment offer by signing below and completing the EMPLOYEE PROPRIETARY INFORMATION, NON-COMPETITION & INVENTIONS ASSIGNMENT AGREEMENT linked in your email offer.

Please feel free to contact me at khykes@cvrx.com or Greg Morrison at gmorrison@cvrx.com if you have any questions.

Sincerely,

/s/ Kevin Hykes

Kevin Hykes

Chief Executive Officer

CVRx | Barostim

Approved and accepted by:

/s/ John Landry	9/16/26
John Landry	Date

9201 West Broadway Ave., #650 Minneapolis, MN 55455	T 763-416-2840	W CVRx.com